As filed with the Securities and Exchange Commission on November 3, 2016

Registration No. 333-196138

Registration No. 333-176441

Registration No. 333-149289

Registration No. 333-134135

Registration No. 333-129344

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-196138

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-176441

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-149289

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-134135

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-129344

HERCULES OFFSHORE, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-0402575
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9 Greenway Plaza, Suite 2200

Houston, Texas 77046

(713) 350-5100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hercules Offshore, Inc. 2014 Long-Term Incentive Plan

Amended and Restated Hercules Offshore 2004 Long-Term Incentive Plan

Hercules Offshore 2004 Long-Term Incentive Plan

Beau M. Thompson, Esq.

Senior Vice President, General Counsel and Secretary

9 Greenway Plaza, Suite 2200

Houston, Texas 77046

(713) 350-5100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Stephen B. Kuhn

Alice Hsu

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

(212) 872-1000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 under the Securities Exchange Act of 1934. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1, filed by Hercules Offshore, Inc. (the “Hercules”), relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-196138, filed with the Securities and Exchange Commission May 21, 2014, registering the offer and sale of 5,500,000 shares and an indeterminate number of additional shares that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions of Hercules’ common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Hercules Offshore, Inc. 2014 Long-Term Incentive Plan;

•	Registration Statement No. 333-1176441, filed with the Securities and Exchange Commission August 23, 2011, registering the offer and sale of 5,000,000 shares of Common Stock and Rights to Purchase Series A Junior Participating Preferred Stock attached thereto, issuable pursuant to the Amended and Restated Hercules Offshore 2004 Long-Term Incentive Plan;

•	Registration Statement No. 333-149289, filed with the Securities and Exchange Commission February 15, 2008, registering the offer and sale of 6,800,000 shares of Common Stock and Rights to Purchase Series A Junior Participating Preferred Stock attached thereto, issuable pursuant to the Amended and Restated Hercules Offshore 2004 Long-Term Incentive Plan;

•	Registration Statement No. 333-134135, filed with the Securities and Exchange Commission May 15, 2006, registering the offer and sale of 1,000,000 shares of Common Stock and Rights to Purchase Series A Junior Participating Preferred Stock attached thereto, issuable pursuant to the Hercules Offshore 2004 Long-Term Incentive Plan; and

•	Registration Statement No. 333-129344, filed with the Securities and Exchange Commission October 31, 2005, registering the offer and sale of 2,450,000 shares of Common Stock and Rights to Purchase Series A Junior Participating Preferred Stock attached thereto, issuable pursuant to the Amended and Restated Hercules Offshore 2004 Long-Term Incentive Plan.

On August 13, 2015, Hercules and certain of its subsidiaries (each, a “Debtor”) filed voluntary petitions for relief under the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On September 24, 2015, the Bankruptcy Court confirmed the Joint Prepackaged Plan of Reorganization of the Debtors (the “Plan”). The Plan became effective on November 6, 2015 (“Effective Time”).

As a result of the effectiveness of the Plan, the offerings under the Registration Statements have been terminated. In accordance with the undertakings made by Hercules to remove from registration, by means of a post-effective amendment, any of the securities under the Registration Statements which remain unsold at the termination of the offerings, Hercules hereby removes from registration all securities registered under the Registration Statements which remained unsold as of the Effective Time of the Plan, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, Hercules certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on this 3rd day of November, 2016.

Hercules Offshore, Inc. (Registrant)

By:	/s/ Beau M. Thompson
Beau M. Thompson
Senior Vice President, General Counsel and Secretary

Note: no other person is required to sign this post-effective amendment to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.